Exhibit 5.1


          [Letterhead of McAfee & Taft A Professional Corporation]

                              November 6, 1998




Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma  73102-8260

Ladies and Gentlemen:

        We have reviewed the Amended and Restated Certificate of Incorporation of Devon Energy Corporation, an Oklahoma corporation (the "Company"), the Company's By-laws, as amended, and the Company's Registration Statement on Form S-3 registering up to 16,090,376 shares of Company Common Stock to be issuable for the Exchangeable Shares of Northstar Energy Corporation (the "Registration Statement"), as initially filed with the Securities and Exchange Commission, and have generally conducted such investigations as we have deemed appropriate to satisfy ourselves with respect to the opinions expressed herein.

        Based upon the foregoing, it is our opinion that:

               1. The Company has been duly incorporated and is validly existing under the laws of the State of Oklahoma.

               2. The shares of Common Stock described in the Registration Statement have been duly and validly authorized for issuance and, when issued pursuant to and in accordance with the Plan of Arrangement and the Voting and Exchange Trust Agreement (as those terms are defined in the Prospectus which is part of the Registration Statement), will be validly issued, fully paid and nonassessable.

        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Certain Legal Matters" in the Prospectus.

                                               Very truly yours,

                                               /s/  McAfee & Taft
                                               A Professional Corporation